EXHIBIT 99.1.

AEP REASSIGNS SENIOR EXECUTIVES TO BROADEN MANAGEMENT TEAM EXPERIENCE

New roles part of executive succession planning strategy

COLUMBUS, Ohio, Aug. 16, 2006 - American Electric Power (NYSE: AEP) today announced a series of executive reassignments as part of the company’s succession planning strategy. All reassignments are effective Sept. 1.

“The new roles we are announcing today will provide valuable cross-experience to what is already a very talented senior executive team,” said Michael G. Morris, AEP chairman, president and chief executive officer. “It will broaden the collective experience of our leadership team and provide new perspectives regarding how AEP can better serve our customers and build value for our employees and shareholders.”

Reassignments include:

•	Susan Tomasky, executive vice president and chief financial officer, has been named executive vice president, Shared Services.
•	Holly Koeppel, executive vice president, AEP Utilities - East, will succeed Tomasky as executive vice president and chief financial officer.
•	Robert Powers, executive vice president, Generation, will assume responsibilities as executive vice president, AEP Utilities - East.
•	Nicholas Akins, president and chief operating officer of AEP’s Southwestern Electric Power Co. (SWEPCO) operating unit, will assume responsibilities as executive vice president, Generation
•	Venita McCellon-Allen, senior vice president, Shared Services, will succeed Akins as president and chief operating officer of SWEPCO.

All other executive positions will remain the same.

Tomasky, 53, joined AEP in 1998 as senior vice president and general counsel. She was named executive vice president and chief financial officer in 2001. In her new position, Tomasky will be responsible for AEP’s information technology, telecommunications, human resources, procurement, supply chain, corporate services and enterprise security operations. “In her five years as CFO, Susan guided AEP through significant financial challenges, oversaw the disposition of non-core assets and strengthened the company’s balance sheet,” Morris said. “This is the right time for Susan to gain operational experience to complement her strong background in the legal, governmental and financial fields.”

Koeppel, 48, joined AEP in 2000 as vice president of New Ventures. She was named executive vice president, Commercial Operations, in 2002 with responsibility for AEP's wholesale trading and marketing, unregulated generation, natural gas pipelines, coal mining and international operations in the United Kingdom, Australia, China and Brazil. Koeppel was named executive vice president, AEP Utilities - East, in 2004 with responsibility for AEP’s Appalachian Power, Indiana Michigan Power, Kentucky Power and AEP Ohio operating units. In her new position, Koeppel will oversee AEP’s financial performance and reporting organization. “Holly’s 20 years of managing regulated and unregulated energy operations make her an excellent choice for CFO,” Morris said.

Powers, 52, joined AEP in 1998 as senior vice president, Nuclear Generation. He was subsequently named executive vice president, Nuclear and Technical Services, and moved to his current position as executive vice president, Generation, in 2003. “Bob now is moving from production to the end-use portion of our operating structure,” Morris said. “The skills he has demonstrated in managing our industry-leading power plants will be put to good use in service to our 3.2 million customers in Ohio, Indiana, Michigan, Kentucky, West Virginia, Virginia and Tennessee.”

Akins, 45, has worked for 24 years with AEP and predecessor company Central and South West Corp. (CSW) in positions in the areas of fuels, system dispatch and planning, industry restructuring, energy and transmission marketing and external affairs. He was named president and chief operating officer of SWEPCO in 2004. In his new position, Akins will assume responsibility for all generation activities including fossil, hydro and nuclear generation, engineering, technical and environmental services, fuel, emissions, logistics and business services. Akins is a registered professional engineer with bachelor’s and master’s degrees in electrical engineering.

McCellon-Allen, 46, began her career with SWEPCO in 1983, holding leadership positions in the areas of customer relations, distribution operations and communications. She served as an officer for CSW beginning in 1995, with executive leadership roles in human resources, customer relations and corporate development. In 2000, she joined Baylor Health Care System in Dallas as senior vice president for human resources. She rejoined AEP in 2004 as senior vice president, Shared Services. McCellon-Allen will be responsible for service to SWEPCO’s 454,000 customers in western Arkansas, Northwest Louisiana and East Texas.

“Venita and Nick both have shown great leadership in their current positions, and I have every expectation that their growth will continue in their new roles,” Morris said. “In this year of AEP’s centennial, our efforts to broaden the experience of our management team will help AEP continue its long tradition of industry leadership.”

American Electric Power is one of the largest electric utilities in the United States, delivering electricity to more than 5 million customers in 11 states. AEP ranks among the nation’s largest generators of electricity, owning nearly 36,000 megawatts of generating capacity in the U.S. AEP also owns the nation’s largest electricity transmission system, a nearly 39,000-mile network that includes more 765 kilovolt extra-high voltage transmission lines than all other U.S. transmission systems combined. AEP’s utility units operate as AEP Ohio, AEP Texas, Appalachian Power (in Virginia and West Virginia), AEP Appalachian Power (in Tennessee), Indiana Michigan Power, Kentucky Power, Public Service Company of Oklahoma, and Southwestern Electric Power Company (in Arkansas, Louisiana and east Texas). American Electric Power, based in Columbus, Ohio, is celebrating its 100th anniversary in 2006.
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